Exhibit 10.67

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) shall be effective as of January 1, 2009 between TEMECULA VALLEY BANK, a California state-chartered bank (“Bank”) and MARTIN E. PLOURD (“Executive”).

R E C I T A L

Bank desires that Executive be employed as President/Chief Operating Officer of Bank and Executive desires to continue to be employed pursuant to this Agreement, subject to its terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties agree as follows:

1.	TERM OF EMPLOYMENT.

1.1. Term. Executive has been employed by Bank since July 2005 without a written employment agreement. Executive and Bank wish to continue the employment of Executive with Bank for the period (“Term”) commencing on the date of this Agreement (“Commencement Date”), and terminating on such date and upon such terms as provided for in Section 4 hereof.

2.	DUTIES OF EXECUTIVE.

2.1. Duties. Executive shall perform the duties of President/Chief Operating Officer of Bank, as assigned by Bank’s Chief Executive Officer, subject to the powers by law vested in the Board of Directors of Bank (“Board”) and Bank’s shareholders. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care, faithfully, diligently, to the best of Executive’s ability and in compliance with all applicable laws and Bank’s Articles of Incorporation and Bylaws.

2.2. Exclusivity. Executive shall devote substantially all of Executive’s productive time, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by the Board, or the Executive Committee thereof. Notwithstanding the foregoing, Executive may (a) make investments of a passive nature in any business or venture; and (b) serve in any capacity in civic, charitable or social organizations, provided, however, that such investments or services shall not be in competition, directly or indirectly, in any manner with Bank.

3.	COMPENSATION AND BENEFITS.

3.1. Salary. For Executive’s services hereunder, Bank shall pay, or cause to be paid to Executive, as annual gross base salary, $250,000 during the Term (“Base Salary”), beginning with the Commencement Date, payable in equal installments in accordance with Bank’s normal payroll periods as in effect from time to time. The Executive Compensation Committee (and its successor committees) shall, from time to time, and at least once each calendar year, consider and recommend to the Board for its consideration the grant of such additional “merit” increases, if any, in, the Base Salary as are determined in accordance with the policies of Bank.

3.2. Bonus. For each calendar year within the Term, Executive shall be entitled to an annual Incentive Bonus if (a) if the Threshold Tests (described below) are met; and (b) the most recent bank regulatory report of examination received by Bank determined that Bank is in satisfactory condition

(the “Condition Test”). Notwithstanding the forgoing, the Condition Test may be waived if the Executive Compensation Committee and the Board of Directors deems it appropriate under the circumstances. The maximum annual bonus shall be 75% of Executive’s Base Salary as of December 31 each year. The bonus or a portion thereof shall be earned based upon five Threshold Tests established in writing by the Chief Executive Officer for each calendar year, which shall be weighted at 20% each. The successful completion of each Threshold Test shall represent 20% of the total bonus opportunity (for example, if only one of the five performance categories is met then only 20% of the available bonus shall be paid).

3.3. Vacation. During the Term, Executive shall be entitled to vacation leave in accordance with Bank policy. Executive shall be entitled to vacation pay in lieu of taken vacation, in accordance with Bank policy.

3.4. Equipment. During the Term, Bank agrees to provide Executive an auto and phone allowance at the rate of $1,000 and $125 respectively per month, subject to such increases as may be recommended from time to time by the Executive Compensation Committee (and its successor committees) to and approved by the Board.

3.5. Group Medical and Other Benefits. During the Term, Bank shall provide for Executive’s participation in the medical and other benefit plans offered to other similarly titled employees of Bank.

3.6. Sick Leave. During the Term, Executive shall be entitled to sick leave in accordance with Bank’s personnel policy. Accrued sick leave may not be carried over from prior periods and Executive shall not be entitled to be paid in lieu thereof.

3.7. Executive Supplemental Compensation Agreement. Executive’s supplemental compensation agreement in effect as of January 1, 2009 (“Existing Supp Agreement”) that provides for payments of $100,000 per year for 15 years at age 65 (the “Minimum Amount”) shall continue to be maintained by Bank for Executive’s benefit, in accordance with its terms or any other plan so long as such other plan or arrangement: (a) provides for payments according to the salary continuation payment schedule of the Existing Supp Agreement, as agreed upon by Bank and Executive; (b) meets or exceeds the Minimum Amount; and (c) contains a Change in Control Acceleration Provision, as defined in the next sentence. Bank shall use its best efforts to have the Existing Supp Agreement modified to include an acceleration of payments provision in the event of (i) a change in control of Bank or the Temecula Valley Bancorp (“Company”); and (ii) a termination of employment or change of employment (a good cause termination by Executive) under certain circumstances, to be determined by Bank and Executive, within a period of time after the change in control (collectively the “Change in Control Acceleration Provision”).

3.8. Stock Options. As soon as practicable and when legally permissible, Executive shall receive an incentive stock option under a plan (“Plan”) maintained by Company which will entitle Executive, upon vesting, to purchase up to an aggregate of 50,000 shares of Company common stock. The vesting schedule shall provide for vesting of one-third of the options at the end of each of the next three successive 12-month periods after grant, subject to all applicable provisions of the Plan and Company’s stock option agreement to be entered into by Executive and Company.

3.9. Deferred Compensation Plans. Executive’s deferred compensation plan in effect as of January 1, 2009 (“Existing Def Plan”) shall continue to be maintained by Bank for Executive’s benefit in accordance with its terms, or any other plan so long as such other plans or arrangements provide for similar benefits to the Existing Def Plan and Company shall use its best efforts to ensure that any change in any such plans does not trigger an unplanned taxable event to Executive.

3.10 Split Dollar Agreement. Executive’s split dollar agreement in effect as of January 1, 2009 (“Split $ Agreement”) which provides for death benefits shall continue to be maintained by Bank for Executive’s benefit, or any other plan so long as: (a) such other plan or arrangement provides for benefits and payments according to the Split $ Agreement in effect and (b) so long as any such plan document or arrangement meets or exceeds the benefit level currently provided in the Split $ Agreement.

4.	TERMINATION.

4.1. Termination for Cause. Except as otherwise provided herein, this Agreement and Executive’s employment with Bank may be terminated by Bank, at Bank’s option with notice to Executive, upon the occurrence of any of the following events:

(a) A material breach by Executive of any of the express terms or provisions of this Agreement;

(b) Executive is found guilty of a felony or pleads guilty to a felony or nolo contendere, which then prevents him from carrying out his duties or obligations of his job;

(c) Executive has committed any illegal or dishonest act, which would cause termination of coverage under Bank’s Bankers Blanket Bond as to Executive or termination of coverage as to Bank as a whole;

(d) Executive fails to perform or neglects Executive’s duties or commits an act of malfeasance or misfeasance in connection therewith;

(e) Executive becomes permanently disabled, as determined by Bank’s disability insurance carrier and is determined to qualify for coverage under Bank’s disability policy;

(f) Any bank regulatory agency having jurisdiction requires Executive’s dismissal or removal, issues a notice of removal or finally removes Executive from office;

(g) Any supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank; or

(h) The death of Executive.

4.2. Termination Without Cause. During the Term, subject to provisions specifically intended to survive termination, either party may terminate this Agreement without cause upon written notice to the other.

4.3. Compensation Upon Termination. If Executive’s employment is terminated by Bank pursuant to Section 4.1, or by Executive pursuant to Section 4.2, Executive shall then only be entitled to receive his Base Salary through the effective date of such termination. If this Agreement and Executive’s employment are terminated by Bank pursuant to Section 4.2 or within 12 months before or after a Change of Control, as defined in Section 4.4, and there is no basis to terminate under Section 4.1, subject to any limitations on payments under applicable federal or state law, Executive shall be entitled to the same amount as if the termination had been pursuant to Section 4.1 plus: (a) medical and dental benefits for twelve months after termination (such benefits shall be comparable to the benefits Executive enjoyed just prior to the date of termination) and (b) an amount equal to the amount of the last bonus received by Executive for the most recent bonus period (“Bonus Amount”); and (c) a “Severance Amount” equal to twelve months of Base Salary (as in effect immediately prior to termination). The Bonus Amount and the Severance Amount shall be paid in a lump sum within thirty days of termination.

4.4. Vesting of Options Upon Change of Control. Executive’s option agreements covering Company stock options to be issued to him, from time to time, shall provide that in the event of a Change of Control (as defined below), all options shall vest immediately prior to any Change of Control. “Change of Control” means: (a) more than 50% of the Company’s voting stock is transferred to a person or entity that is not, prior to the transaction, a Bank “Affiliate,” as that term is defined in 12 U.S.C. Section 371c or (b) a merger, consolidation or other transaction or series of transactions pursuant to which Company’s shareholders prior to such transaction or series of transactions own less than 50% of the voting control of the resulting entity after such transaction. Notwithstanding the foregoing, a change of control shall not be deemed to occur as a result of any transaction whose primary purpose is to change the jurisdiction of incorporation of the Company.

4.5 Other Employment. In the event of termination under Section 4.2 and payment by Bank of the severance under Section 4.3, Executive agrees not to seek or accept employment in the banking industry for performance of services within a 25 mile radius of every location Bank maintains an office at the time of termination for a period of one year from the effective date of termination. If Executive chooses to accept such employment, he shall not be entitled to the Severance Payment and to the extent paid, the amount shall be repaid by Executive immediately to Bank.

4.6 Resignation as a Board Member. In the event Executive’s employment with Bank is terminated for any cause or reason, or for no reason whatsoever, Executive shall immediately resign as a Board member of Bank and Company upon the request of either or both Boards of Directors.

4.7 Determination of Termination. Bank, in its sole discretion, may determine the timing of any termination and may conduct any investigation after Executive ceases his employment with Bank in order to determine if a termination with or without cause is appropriate so long as such determination is made within 30 days of the date Executive is no longer requested to provide services or no longer provides services for Bank.

5.	GENERAL PROVISIONS.

5.1. Ownership of Books and Records; Confidentiality.

(a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to Bank customers, and all other files, books and records and other materials owned by Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment; and

(b) During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of Bank customers, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive’s employment with Bank. Executive shall not solicit any Bank employee or Bank customer to become an employee or customer of another institution until twelve months following his termination of employment.

5.2. Assignment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by Executive.

5.3. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person, sent by courier, by facsimile or certified or registered mail, return receipt requested, postage prepaid as follows:

To Bank:		Temecula Valley Bank
27710 Jefferson Avenue, Suite A-100
Temecula, California 92590
	Attn:	Frank Basirico
Chief Executive Officer
Facsimile: (951) 346-5560

With a copy to:		Stephanie E. Allen, Esq.
McAndrews, Allen & Matson
1100 South Coast Highway, Suite 308
Laguna Beach, CA 92651
Facsimile: (949) 497-0291

To Executive:		Martin E. Plourd
(as may be provided by Executive to Bank from time to time)

or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date received if delivered in person, by courier or by facsimile, or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

5.4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

5.5. Entire Agreement. Except as provided herein, this Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

5.6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

5.7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

5.8. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

5.9. Calendar Days/Close of Business. Unless the context so requires, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to “days” shall refer to calendar days.

5.10. Severability. In the event that any of the provisions or portions, of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof, shall not be affected thereby.

5.11. Attorneys’ Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys’ fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction. (Subject to limitation on payments -12 USC 1828 (k))

5.12. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

5.13. Compliance with Section 409A of the Internal Revenue Code (“Code”). Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service (as defined below) (or, if earlier, the date of death of Executive) if, pursuant to Internal Revenue Code Section 409A, as may be amended from time to time (“Section 409A”), Executive is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of Bank if any stock of Bank or Company is publicly traded on an established securities market, or otherwise. In the event a distribution is delayed pursuant to this Section 5.13, the originally scheduled distribution shall be delayed for six months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month. “Separation from Service” shall mean that Executive has experienced a termination of employment from Bank which will be deemed to have occurred where the facts and circumstances indicate that Executive and Bank reasonably anticipated that Executive would permanently reduce his level of bona fide service to Bank to a level not to exceed 25% of the average level of bona fide services provided to Bank in the immediately preceding twelve months.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Bank:	TEMECULA VALLEY BANK

/s/ FRANK BASIRICO
Frank Basirico
Chief Executive Officer

Employee:	/s/ MARTIN E. PLOURD
Martin E. Plourd
President/Chief Operating Officer